Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-176373)

•	Registration Statement (Form S-8 No. 333-179988)

•	Registration Statement (Form S-8 No. 333-187089)

•	Registration Statement (Form S-8 No. 333-194332)

•	Registration Statement (Form S-8 No. 333-202645)

•	Registration Statement (Form S-8 No. 333-210017)

•	Registration Statement (Form S-8 No. 333-216757)

•	Registration Statement (Form S-8 No. 333-218088)

•	Registration Statement (Form S-8 No. 333-223588)

•	Registration Statement (Form S-8 No. 333-229955)
of our report dated September 19, 2018, with respect to the consolidated financial statements of Webroot Inc. and its subsidiaries, appearing in this current report on Form 8-K/A of Carbonite, Inc. dated June 11, 2019.

/s/ Ernst & Young LLP

Denver, Colorado
June 11, 2019